SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2011

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2011, the Registrant announced the appointment of P. Michael Foley III, as Senior Vice President, Chief Credit Officer of Heritage Bank (the “Bank”) effective December 15, 2011. Since January 2011, Mr. Foley, 39, has served as a Senior Vice President, Senior Credit Office in the Special Assets Group of Old National Bank of Evansville, Indiana. From July 2006 through December 2010, Mr. Foley served as Senior Vice President, Senior Credit Office and Chicago Market Manager for Integra Bank NA of Evansville, Indiana.

The Registrant has appointed Senior Vice President Mike Stalls to a Senior Commercial Lending Officer of the Bank for Christian, Todd and Trigg counties in Kentucky. Mr. Stalls previously served as the Bank’s Chief Credit Officer.

On December 6, 2011, the Bank entered into an employment agreement with Mr. Foley which provides for a base salary of $170,000 per annum. Mr. Foley may participate with other members of senior management in discretionary bonuses and in any fringe benefits that may become available and are commensurate with the responsibilities and functions to be performed by Mr. Foley.

The employment agreement is for a three year term ending December 14, 2014. The employment agreement provides for a full payment of the employee’s base salary in the event of a change of control of the Registrant (as defined in the agreement), subject to certain limitations, including those required as a result of the Registrant’s participation in the United States Treasury Capital Purchase Plan. The employment agreement may be extended for an additional term of one-year period beyond the then applicable expiration date by the Board of Directors.

A copy of Mr. Foley’s employment agreement with the Bank is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Employment Agreement, dated December 6, 2011, by and between P. Michael Foley III and Heritage Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: December 7, 2011	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer